Exhibit 21.1
Cottonwood Communities, Inc.
Subsidiary List (By Jurisdiction)

Delaware
2409 East 2nd Avenue, LLC
801 Riverfront Property Owner, LLC
Astoria West JV, LLC
CA Residential 2980 Huron PE, LLC
CA Residential 801 PE Junior, LLC
CA Residential 801 PE Senior, LLC
CC 2980 Huron, LLC
CC 801 Riverfront, LLC
CC Astoria West, LLC
CC Dolce Twin Creeks Lender, LLC
CC Lector85, LLC
CC One Upland, LLC
CC West Palm Holding, LLC
CC West Palm, LLC
Cottonwood Communities O.P., LP
Cottonwood Communities TRS, LLC
KRE JAG One Upland Owner, LLC

Maryland
Cottonwood Communities GP Subsidiary, LLC